Exhibit 99.1

St. Paul Travelers Companies 385 Washington Street St. Paul MN 55102-1396 www.stpaultravelers.com

NEWS RELEASE

St. Paul Travelers Reports Fourth Quarter and Full Year
2005 Results

Fourth Quarter 2005 Net Income of $179 Million, or $0.26 per Diluted
Share, Includes Charges for Asbestos and Environmental, Hurricane
Wilma and a Revised Estimate for Third Quarter 2005 Hurricanes

Full Year 2005 Net Income of $1.622 Billion, or $2.33 per Diluted Share

SAINT PAUL, Minn. (February 2, 2006) – The St. Paul Travelers Companies, Inc. (“St. Paul Travelers,” NYSE:STA) today reported net income for the current quarter of $179 million, or $0.26 per basic and diluted share, compared to $303 million, or $0.45 per basic share and $0.44 per diluted share, in the prior year quarter. Operating income for the current quarter was $151 million, or $0.22 per basic and diluted share, compared to $275 million, or $0.41 per basic share and $0.40 per diluted share, in the prior year quarter.  Operating income is net income excluding the after-tax impact of net realized investment gains (losses) and discontinued operations.

Full year net income was $1.622 billion, or $2.39 per basic share and $2.33 per diluted share, compared to $955 million, or $1.56 per basic share and $1.53 per diluted share, in the prior year.  Income from continuing operations for the full year was $2.061 billion, or $3.04 per basic share and $2.95 per diluted share, compared to $867 million, or $1.42 per basic share and $1.40 per diluted share, in the prior year. Operating income for the full year was $2.026 billion, or $2.99 per basic share and $2.90 per diluted share, compared to $895 million, or $1.46 per basic share and $1.44 per diluted share, in the prior year.

The current quarter included after-tax charges of $566 million ($860 million pre-tax) for asbestos and environmental reserve development and $435 million ($623 million pre-tax) for catastrophe losses, partially offset by after-tax benefits of $194 million ($303 million pre-tax) for other net favorable prior year reserve development and $45 million ($70 million pre-tax) due to the re-estimation of the current year loss ratios for the first three quarters of 2005.  The prior year quarter included after-tax charges of $673 million ($1.006 billion pre-tax) for asbestos and environmental reserve development and $80 million ($116 million pre-tax) for catastrophe losses, partially offset by after-tax benefits of $92 million ($138 million pre-tax) for other net favorable prior year reserve development and $106 million ($163 million pre-tax) due to the re-estimation of the current year loss ratios for the first three quarters of 2004.

Highlights

•                  Operating income of $151 million for the quarter and $2.026 billion for the full year.  Excluding catastrophe losses, operating income of $586 million for the quarter and $3.498 billion for the full year.

•                  Catastrophe losses, after-tax and net of reinsurance, of $435 million in the quarter, including $187 million related to Hurricane Wilma, down $33 million from the previously disclosed estimate, and $236 million related to revised loss estimates for the third quarter 2005 hurricanes, reflecting a 16 percent increase to the previously reported gross losses, before reinsurance.

•                  Asbestos and environmental reserve development in the quarter of $566 million after-tax.

•                  Other net favorable prior year reserve development in the quarter of $194 million after-tax.

•                  Re-estimation of the current year loss ratios for the first three quarters of 2005 resulting in a benefit in the quarter of $45 million after-tax.

•                  Operating return on equity of 2.8 percent for the quarter and 9.6 percent for the full year.  Excluding catastrophe losses, operating return on equity of 10.6 percent for the quarter and 16.4 percent for the full year.

•                  GAAP combined ratio of 111.1 percent for the quarter and 101.3 percent for the full year.  Excluding catastrophe losses and all prior year reserve development, GAAP combined ratio of 88.1 percent for the quarter and 89.0 percent for the full year.

•                  Increases in gross and net written premiums of 1 and 3 percent, respectively, from the prior year quarter, excluding Commercial Other, the Company’s runoff operations.

•                  Increase in net investment income of 12 percent from the prior year quarter to $632 million after-tax.

•                  Strong underlying operating performance in the Commercial, Specialty and Personal segments for the full year, with GAAP combined ratios of 90.6, 90.4 and 85.3 percent, respectively, excluding the combined impact of 22.5, 6.0 and 3.8 points, respectively, for catastrophe losses and all prior year reserve development.

Jay Fishman, Chairman and Chief Executive Officer, said, “Notwithstanding  record catastrophe losses and the fourth quarter addition to asbestos reserves, our Company posted $2 billion of operating income and a 9.6 percent operating return on equity, a testament to the Company’s earnings power.  Retention rates are at historically high levels and overall new business volumes increased from last year, resulting in a steady improvement in quarter-over-quarter premium performance.  Premium growth in our Personal segment has accelerated due in large part to the roll-out of Quantum Auto(SM), the Company’s multivariate pricing product.

“As we move through 2006, we believe underlying margins should remain attractive.  For catastrophe-prone risks, rates are continuing to firm, terms and conditions are generally tightening and insured values are increasing.  For non-catastrophe impacted exposures, we believe rates should generally stabilize.  We are focused on the potential for greater frequency and severity of weather events threatening the Atlantic coast, which we will take into account as we manage our risk and reward profiles.

“We have largely completed all of our merger-related activities and are ahead of schedule for our savings targets.  We are well-positioned to benefit from the current market environment and look forward to building upon the strengths of our franchise,” concluded Mr. Fishman.

Catastrophe Losses

Catastrophe losses in the current quarter included an after-tax charge of $187 million ($282 million pre-tax) related to Hurricane Wilma, which occurred in October.  This is a $33 million decrease from the Company’s previously disclosed estimate due to fewer large losses than originally projected.  This revised estimate reflects gross losses, before reinsurance, of $350 million.

The Company also recorded an after-tax charge of $236 million ($323 million pre-tax) related to the third quarter 2005 hurricanes.  The increase to the previously reported estimate was driven by higher than projected large loss claims and an increase in off-shore energy claims.  This revision reflects a 16 percent increase to the estimate for gross losses, before reinsurance, for these events.

Other catastrophe losses in the quarter were $12 million after-tax ($18 million pre-tax).  The prior year quarter included catastrophe losses of $80 million after-tax ($116 million pre-tax), primarily related to revised estimates for the third quarter 2004 hurricanes.

Asbestos and Environmental Reserve Development

The Company increased asbestos reserves by $830 million in the current quarter in connection with its annual asbestos review, resulting in a $548 million after-tax charge.  As a part of the annual review, the Company performs analyses of exposures, claim payment patterns and legal costs by policyholder category, as well as recent settlements, policyholder bankruptcies, judicial rulings and legislative actions.  The increase considered the impacts of rising defense costs due to increased trial activity for seriously impaired plaintiffs and prolonged litigation before cases are settled or dismissed.  It also considered the voiding, on procedural grounds, of the previously rendered favorable arbitration decision in the ongoing ACandS litigation.  In the prior year quarter, the Company increased asbestos reserves by $922 million, resulting in a $613 million after-tax charge.

The Company has experienced a decrease in new claim notices due to legislative and judicial efforts to prevent mass filings and filings by unimpaired plaintiffs as well as an improved litigation environment in certain jurisdictions.  While the Company supports asbestos reform efforts, the current reserve position does not contemplate any future legislative developments.

The Company also increased environmental reserves by $30 million, resulting in an $18 million after-tax charge, compared to an increase of $84 million in the prior year quarter, resulting in a $60 million after-tax charge.

Other Net Favorable Prior Year Reserve Development

The current quarter included other net favorable prior year reserve development of $194 million after-tax ($303 million pre-tax).  Favorable development in the Commercial segment resulted from lower than expected frequency and severity for both casualty and property-related lines within Commercial Accounts and Select Accounts. Favorable development was also driven by lower than expected severity in the Specialty segment due to property-related exposures and in the Personal segment due to recent auto claim initiatives.  The prior year quarter included other net favorable prior year reserve development of $92 million after-tax ($138 million pre-tax), primarily in the Personal segment.

Consolidated Fourth Quarter and Full Year Highlights

($ in millions, except for per share amounts, and	Three Months Ended December 31,				Twelve Months Ended December 31,
after-tax except for premiums)	2005	2004	Change		2005	2004	Change
Gross written premiums	$5,877	$5,977	(2)%		$23,736	$22,258	7%
excluding Commercial Other	5,866	5,831	1		23,588	21,311	11
Net written premiums	5,294	5,201	2		20,386	19,011	7
excluding Commercial Other	5,282	5,122	3		20,295	18,505	10
Net earned premiums	5,136	5,276	(3)		20,341	19,038	7
Underwriting gain (loss)	(463)	(263)	NMF		(344)	(1,047)	NMF
Net investment income	632	562	12		2,438	2,020	21
Operating income	151	275	(45)		2,026	895	126
per diluted share	$0.22	$0.40	(45)		$2.90	$1.44	101
Income from continuing operations	178	271	(34)		2,061	867	138
per diluted share	$0.26	$0.40	(35)		$2.95	$1.40	111
Net income	179	303	(41)		1,622	955	70
per diluted share	$0.26	$0.44	(41)		$2.33	$1.53	52
Book value per share	$31.94	$31.35	2		$31.94	$31.35	2
Adjusted book value per share	$31.47	$30.05	5		$31.47	$30.05	5
GAAP combined ratio	111.1%	107.1%	4.0	pts	101.3%	107.7%	(6.4	)pts
Operating return on equity	2.8%	5.5%	(2.7	)pts	9.6%	5.0%	4.6	pts
Continuing operations return on equity	3.2%	5.2%	(2.0	)pts	9.5%	4.7%	4.8	pts
Return on equity	3.2%	5.8%	(2.6	)pts	7.5%	5.1%	2.4	pts

Note:         The results of St. Paul Travelers for the twelve months ended December 31, 2004 reflect only the accounts of Travelers for the three months ended March 31, 2004 and the consolidated accounts of St. Paul and Travelers for the nine months ended December 31, 2004.

Please see Glossary of Financial Measures for definitions and the statistical supplement for additional financial data.

Gross and net written premiums, excluding Commercial Other, increased 1 and 3 percent, respectively, from the prior year quarter.  Gross and net written premium growth was primarily attributable to the Personal segment.  The increase in net written premiums was for changes in reinsurance programs for National Accounts’ Discover Re business.  Retention rates remained strong in all segments, in most instances at record high levels.  New business premiums, excluding the impact of renewal rights transactions in 2004, increased 17 percent from the prior year quarter.

Net investment income in the current quarter was $632 million after-tax ($813 million pre-tax), a 12 percent increase from the prior year quarter.  The increase was driven by strong operating cash flows during the past year, the investment of proceeds received from the sale of the Company’s equity stake in Nuveen Investments Inc. (“Nuveen”), higher short-term interest rates and lower investment expenses.

The GAAP combined ratio in the current quarter was 111.1 percent, compared to 107.1 percent in the prior year quarter.  The current quarter GAAP combined ratio was negatively impacted by 12.1 points for catastrophe losses and 10.9 points for prior year reserve development, partially offset by a benefit of 1.4 points due to the re-estimation of the current year loss ratios for the first three quarters of 2005. The prior year quarter was negatively impacted by 2.1 points for catastrophe losses and 16.5 points for prior year reserve development, partially offset by a benefit of 3.1 points due to the re-estimation of the current year loss ratios for the first three quarters of 2004.

Full Year 2005 Consolidated Results

The St. Paul Companies, Inc. (“St. Paul”) and Travelers Property Casualty Corp. (“Travelers”) merged to form St. Paul Travelers on April 1, 2004.  The results of St. Paul Travelers for the twelve months ended December 31, 2004, reflect only the accounts of Travelers for the three months ended March 31, 2004, and the consolidated accounts of St. Paul and Travelers for the nine months ended December 31, 2004.

For the full year 2005, St. Paul Travelers reported net income of $1.622 billion, or $2.39 per basic share and $2.33 per diluted share, compared to $955 million, or $1.56 per basic share and $1.53 per diluted share, in the prior year.  Net income in the current year was negatively impacted by a $439 million after-tax loss in discontinued operations, primarily due to a tax charge related to the divestiture of the Company’s ownership stake in Nuveen.  Income from continuing operations for the full year was $2.061 billion, or $3.04 per basic share and $2.95 per diluted share, compared to $867 million, or $1.42 per basic share and $1.40 per diluted share, in the prior year.  Operating income for the full year was $2.026 billion, or $2.99 per basic share and $2.90 per diluted share, compared to $895 million, or $1.46 per basic share and $1.44 per diluted share, in the prior year.  Full year 2005 results included after-tax charges of $1.472 billion ($2.189 billion pre-tax) for catastrophe losses and $566 million ($860 million pre-tax) for asbestos and environmental reserve development, partially offset by an after-tax benefit of $350 million ($535 million pre-tax) for other net favorable prior year reserve development.  The prior year results included after-tax charges of $511 million ($772 million pre-tax) for catastrophe losses, $811 million ($1.218 billion pre-tax) for asbestos and environmental reserve development and $783 million ($1.182 billion pre-tax) for other net unfavorable prior year reserve development.

The GAAP combined ratio in the current year was 101.3 percent, compared to 107.7 percent in the prior year.  The current year GAAP combined ratio was negatively impacted by 10.7 points for catastrophe losses and 1.6 points for prior year reserve development.  The prior year GAAP combined ratio was negatively impacted by 4.0 points for catastrophe losses and 12.6 points for prior year reserve development.

Net investment income in the current year was $2.438 billion after-tax ($3.165 billion pre-tax), compared to $2.020 billion after-tax ($2.663 billion pre-tax) in the prior year.  The prior year did not include St. Paul’s investment results for the first quarter of 2004.  The increase was also driven by strong operating cash flows, the investment of proceeds received from the sale of the Company’s equity stake in Nuveen and lower investment expenses.

For the full year 2005, operating return on equity was 9.6 percent, compared to 5.0 percent in the prior year.  Catastrophe losses negatively impacted operating return on equity by 6.8 points in the current year, compared to 2.9 points in the prior year.

Commercial Segment Financial Results

For the fourth quarter 2005, the Commercial segment reported an operating loss of $208 million, compared to an operating loss of $184 million in the prior year quarter.  The decline was driven by higher catastrophe losses and less favorable non-catastrophe weather, partially offset by lower asbestos and environmental reserve development, higher other net favorable reserve development and higher net investment income.

The current quarter was negatively impacted by after-tax charges of $566 million ($860 million pre-tax) for asbestos and environmental reserve development and $243 million ($373 pre-tax) for catastrophe losses, partially offset by an after-tax benefit of $98 million ($156 million pre-tax) for other net favorable prior year development resulting from the impact of lower than expected frequency and severity for both casualty and property-related lines within Commercial Accounts and Select Accounts.  The margins in the current accident year were strong and have trended better than originally estimated due to favorable claim activity, resulting in an after-tax benefit of $24 million ($37 million pre-tax) due to the re-estimation of the current year loss ratios for the first three quarters of 2005.  The prior year quarter included after-tax charges of $679 million ($1.019 billion pre-tax) for net unfavorable prior year reserve development primarily related to an increase in asbestos and environmental reserves and $50 million ($77 million pre-tax) for catastrophe losses, partially offset by an after-tax benefit of $40 million ($61 million pre-tax) due to re-estimation of current year loss ratios for the first three quarters of 2004.

The GAAP combined ratio was 140.2 percent in the current quarter, compared to 135.1 percent in the prior year quarter.  The current quarter GAAP combined ratio was negatively impacted by 33.1 points for prior year reserve development and 17.5 points for catastrophe losses, partially offset by a benefit of 1.7 points due to the re-estimation of the current year loss ratios for the first three quarters of 2005.  The prior year quarter GAAP combined ratio included 44.1 points for prior year reserve development and 3.4 points for catastrophe losses, partially offset by a benefit of 2.6 points due to the re-estimation of the current year loss ratios for the first three quarters of 2004.

Gross and net written premiums, excluding Commercial Other, decreased 3 percent and increased 4 percent, respectively, from the prior year quarter.  The decline in gross written premiums was primarily attributable to lower business volumes in National Accounts’ Discover Re business.  However, the increase in net written premiums was largely due to changes in reinsurance programs for Discover Re. In Commercial Accounts and Select Accounts, retention rates remain at record high levels, renewal price changes increased from prior quarters and new business premiums, excluding the impact of renewal rights transactions in 2004, increased 14 percent from the prior year quarter.

Specialty Segment Financial Results

For the fourth quarter 2005, the Specialty segment reported operating income of $155 million, compared to $132 million in the prior year quarter.  The improvement was driven by better current accident year loss ratios in several Domestic Specialty businesses, particularly Bond, higher net investment income, higher net favorable prior year reserve development in the current quarter and lower commission expenses, partially offset by higher catastrophe losses, a portion of which do not currently give rise to a tax benefit in certain international subsidiaries.

The current quarter was negatively impacted by an after-tax charge of $139 million ($168 million pre-tax) for catastrophe losses, partially offset by after-tax benefits of $43 million ($65 million pre-tax) for net favorable prior year reserve development primarily due to lower than expected severity in property-related exposures and $9 million ($14 million pre-tax) due to the re-estimation of the current year loss ratios for the first three quarters of 2005.  The prior year quarter included after-tax charges of $28 million ($36 million pre-tax) for catastrophe losses and $12 million ($18 million pre-tax) due to the re-estimation of the current year loss ratios for the second and third quarters of 2004.

The GAAP combined ratio was 97.1 percent in the current quarter, compared to 100.5 percent in the prior year quarter.  The current quarter GAAP combined ratio was negatively impacted by 11.6 points for catastrophe losses, partially offset by benefits of 4.4 points for net favorable prior year reserve development and 1.0 point due to the re-estimation of the current year loss ratios for the first three quarters of 2005.  The prior year quarter GAAP combined ratio was negatively impacted by 2.4 points for catastrophe losses and 1.2 points due to the re-estimation of the current year loss ratios for the second and third quarters of 2004.

Gross written premiums were flat and net written premiums decreased 2 percent, from the prior year quarter.  Gross written premiums benefited from increased business volumes in Oil and Gas and Financial and Professional Services and the inclusion of an extra reporting month for the Company’s Lloyd’s operations, eliminating a one-month reporting lag, offset by lower business volumes in Construction and the sale of certain credit-related personal lines classes previously written through the Company’s Lloyd’s operations.  The decrease in net written premiums was primarily due to changes in reinsurance programs.

Within Domestic Specialty, retention rates were strong, increasing from previous quarters, renewal price change remained consistent with the previous quarter and new business premiums increased slightly from the prior year quarter.  Within International Specialty, excluding the Company’s Lloyd’s operations, retention rates were also strong, renewal price change declined from previous quarters and new business premiums decreased slightly from the prior year quarter.

Personal Segment Financial Results

For the fourth quarter 2005, the Personal segment reported operating income of $249 million, compared to $378 million in the prior year quarter.  The decline was driven by higher catastrophe losses, a smaller benefit from the re-estimation of current year loss ratios, lower favorable prior year reserve development and higher expenditures on strategic initiatives, partially offset by increased rates and business volumes.

The current quarter included after-tax benefits of $53 million ($82 million pre-tax) for net favorable prior year reserve development, primarily due to lower than expected severity resulting from recent auto claim initiatives and $12 million ($19 million pre-tax) due to the re-estimation of the current year loss ratios for the first three quarters of 2005, partially offset by an after-tax charge of $53 million ($82 million pre-tax) for catastrophe losses, primarily related to Hurricane Wilma.  The prior year quarter included after-tax benefits of

$91 million ($140 million pre-tax) for net favorable prior year reserve development and $78 million ($120 million pre-tax) due to the re-estimation of the current year loss ratios for the first three quarters of 2004.  There was minimal impact from catastrophe losses in the prior year quarter.

The GAAP combined ratio was 84.5 percent in the current quarter, compared to 69.7 percent in the prior year quarter.  The current quarter GAAP combined ratio benefited by 5.3 points for net favorable prior year reserve development and 1.2 points due to the re-estimation of the current year loss ratios for the first three quarters of 2005, partially offset by a negative impact of 5.2 points for catastrophe losses.  The prior year quarter GAAP combined ratio benefited by 9.5 points for net favorable prior year reserve development and 8.1 points due to the re-estimation of the current year loss ratios in the first three quarters of 2004.

Gross and net written premiums each increased 8 percent from the prior year quarter due to product and segmentation initiatives, including Quantum Auto(SM).  These initiatives have aided geographic diversification efforts and enabled the Company to be more competitive.

Automobile gross and net written premiums each increased 5 percent and policies in force increased 4 percent, from the prior year quarter.  Retention rates were strong, consistent with previous quarters, and renewal price change remained slightly positive.  New business premiums, excluding the impact of the Royal & SunAlliance renewal rights transaction in 2004, increased 47 percent from the prior year quarter due mainly to the introduction of Quantum Auto(SM) in 17 states by year end.

Homeowners and Other gross and net written premiums each increased 12 percent and policies in force increased 5 percent, from the prior year quarter.  Retention rates were strong, increasing from previous quarters, and renewal price change moderated from previous quarters.  New business premiums, excluding the impact of the Royal & SunAlliance renewal rights transaction in 2004, increased 24 percent from the prior year quarter due to strategic product initiatives and cross-selling efforts with Quantum Auto(SM).

Financial Supplement and Conference Call

The information in this press release should be read in conjunction with a financial supplement that is available on our Web site at www.stpaultravelers.com.  The management of St. Paul Travelers will discuss the contents of this release via Webcast at 8:45 a.m. Eastern (7:45 a.m. Central) on Thursday, February 2, 2006.  Prior to the Webcast, a related slide presentation will be available on the Company’s Web site.  Following the live event, an audio playback of the Webcast and the slide presentation will be available at the Company’s Web site.

To view the slides or to listen to the Webcast or the playback, visit the “Webcasts & Presentations” section of St. Paul Travelers’ investor relations Web site at http://investor.stpaultravelers.com/.

About St. Paul Travelers

St. Paul Travelers is a leading provider of property casualty insurance.  For more information, visit www.stpaultravelers.com.

Glossary of Financial Measures

The following measures are used by the Company’s management to evaluate financial performance against historical results and establish targets on a consolidated basis. In some cases, these measures are considered non-GAAP financial measures under applicable SEC rules because they are not displayed as separate line items in the consolidated statement of income or required to be disclosed in the notes to financial statements, and in some cases, include or exclude certain items not ordinarily included or excluded in the most comparable GAAP financial measure. In the opinion of the Company’s management, a discussion of these measures provides investors with a better understanding of the significant factors that comprise the Company’s periodic results of operations and how management evaluates the Company’s financial performance.

Operating income (loss) is net income (loss) excluding the after-tax impact of net realized investment gains (losses) and discontinued operations.  Operating income (loss) per share is operating income (loss) on a per share basis.

Return on equity is the ratio of net income to average equity.  Continuing operations return on equity is the ratio of income from continuing operations to average equity.  Operating return on equity is the ratio of operating income to average equity excluding net unrealized investment gains and losses and discontinued operations, net of tax.

In the opinion of the Company’s management, operating income, operating income per share, and operating return on equity are meaningful indicators of underwriting and operating results.  These measures exclude net realized investment gains or losses which can be significantly impacted by both discretionary and other economic factors and are not necessarily indicative of operating trends.  Internally, the Company’s management uses operating income, operating income per share and operating return on equity to evaluate performance against historical results and establish financial targets on a consolidated basis.

Underwriting gain (loss) is net earned premiums and fee income less claims and claim adjustment expenses and insurance-related expenses.

A catastrophe is a severe loss, resulting from natural and manmade events, including risks such as fire, earthquake, windstorm, explosion, terrorism and other similar events. Each catastrophe has unique characteristics. Catastrophes are not predictable as to timing or amount in advance, and therefore their effects are not included in earnings or claims and claim adjustment expense reserves prior to occurrence.  A catastrophe may also result in the payment of reinstatement premiums and assessments from various pools.  In the opinion of the Company’s management, a discussion of the impact of catastrophes is meaningful for investors to understand the variability in periodic earnings.

Reinstatement premiums represent additional premiums payable to reinsurers to restore coverage limits that have been exhausted as a result of losses for certain excess of loss reinsurance treaties.

Loss reserve development is the increase or decrease in incurred claims and claim adjustment expenses as a result of the re-estimation of claims and claim adjustment expense reserves at successive valuation dates for a given group of claims.  Loss reserve development may be related to prior year or current year development.  In the opinion of the Company’s management, discussion of prior year loss reserve development is useful to investors as it allows them to assess the impact between prior year and current year development on current earnings and changes in claims and claim adjustment expense reserve levels from period to period.

GAAP combined ratio is the sum of the loss and loss adjustment expense ratio (loss and LAE ratio), the underwriting expense ratio and, where applicable, the ratio of dividends to policyholders to net premiums earned.  For GAAP, the loss and LAE ratio is the ratio of incurred losses and loss adjustment expenses reduced by an allocation of fee income to net earned premiums.  The underwriting expense ratio is the ratio of underwriting expenses incurred reduced by an allocation of fee income, billing and policy fees to net earned premiums. A GAAP combined ratio under 100 percent generally indicates an underwriting profit. A GAAP combined ratio over 100 percent generally indicates an underwriting loss. The GAAP combined ratio is an operating statistic that includes GAAP measures in the numerator and the denominator.

Gross written premiums reflect the direct and assumed contractually determined amounts charged to the policyholders for the effective period of the contract based on the terms and conditions of the insurance contract.  Gross written premiums are a measure of overall business volume.

Adjusted book value per share represents assets less liabilities and preferred shareholder’s equity excluding the after-tax impact of net unrealized investment gains and losses, divided by the number of shares outstanding. In the opinion of the Company’s management, adjusted book value is useful in an analysis of a property-casualty company’s book value on a nominal basis as it removes the effect of changing prices on invested assets, which do not have an equivalent impact on unpaid claims and claim adjustment expense reserves.

St. Paul Travelers has organized its businesses into the following operating and reporting segments, beginning with the second quarter 2004:

Commercial: Commercial – Core offers a broad array of property and casualty insurance and insurance-related services and is organized into the following three marketing and underwriting groups focusing on a particular client base or product grouping to provide products and services that specifically address clients’ needs: Commercial Accounts, Select Accounts and National Accounts. Commercial - Other includes policies written by Gulf, primarily management and professional liability coverages (prior to the integration of these products into Specialty in April 2004), the Special Liability Group and other runoff operations.

Specialty provides dedicated underwriting, claim and risk control services that require specialized expertise, domestically and internationally.  Domestic Specialty includes Financial and Professional Services, Bond, Construction, Technology, Ocean Marine, Oil and Gas, Public Sector and Excess & Umbrella, among others.  International Specialty includes operations in the U.K., Ireland, Canada and the Company’s participation in Lloyd’s.

Personal writes virtually all types of property and casualty insurance covering personal risks.  The primary coverages in this segment are personal automobile and homeowners insurance sold to individuals.

Discontinued Operations (Asset Management) comprises Nuveen Investments, whose core businesses are asset management and related research, as well as the development, marketing and distribution of investment products and services for the affluent, high net worth and institutional market segments.  During the third quarter of 2005 the Company completed the divesture of its ownership interest in Nuveen Investments.

* * * * *

Segment results for periods beginning prior to April 1, 2004 have been restated from the historical presentation of Travelers to conform to the new St. Paul Travelers segment arrangement where practicable.  As a result, prior quarter Bond and Construction results were disaggregated from historical Travelers Commercial Lines segment to create a historical Specialty segment and to restate Commercial into the new format.  Beginning in the second quarter of 2005, the results of Discover Re are included in the Commercial segment.  Previously, Discover Re’s results were included in the Specialty segment.  All prior quarters have been restated.

Invested and other assets and net investment income (NII) of historical Travelers had been specifically identified by reporting segment prior to the merger.  Beginning in the second quarter 2004, the Company developed a methodology to allocate NII and invested assets to the identified segments.  This methodology allocates pretax NII based upon an investable funds concept, which takes into account liabilities (net of non-invested assets) and appropriate capital considerations for each segment.  It is not practicable to apply the methodology to historical businesses and as such, actual (versus allocated) NII is included in revenues and operating income of the restated segments for periods prior to the merger.  It is also not practicable to present total assets for restated Specialty and Commercial segments for periods prior to the merger.  The Company believes that the differences, if any, are not significant to a comparison with the new segment presentation.

Forward-Looking Statement

This press release may contain, and management may make, certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements, other than statements of historical facts, may be forward-looking statements.  Specifically, the Company may make forward-looking statements about the Company’s results of operations (including, among others, premium volume, income from continuing operations, net and operating income and return on equity), financial condition and liquidity; the sufficiency of the Company’s asbestos and other reserves (including, among others, asbestos claim payment patterns); the availability of reinsurance coverage; and strategic initiatives.  Such statements are subject to risks and uncertainties, many of which are difficult to predict and generally beyond the Company’s control, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements.

Some of the factors that could cause actual results to differ include, but are not limited to, the following: adverse developments involving asbestos claims and related litigation; the impact of aggregate policy coverage limits for asbestos claims; the impact of bankruptcies of various asbestos producers and related businesses; the willingness of parties, including the Company, to settle asbestos-related litigation; the Company’s ability to execute announced and future strategic initiatives as planned; insufficiency of, or changes in, loss and loss adjustment expense reserves; the Company’s inability to obtain prices sought due to competition or otherwise; the occurrence of catastrophic events, both natural and man-made, including terrorist acts, with a severity or frequency exceeding the Company’s expectations; adverse developments involving catastrophe claims, in particular those arising out of Hurricanes Katrina, Rita and Wilma, and any Company loss estimates with respect to these storms; exposure to, and adverse developments involving, environmental claims and related litigation; exposure to, and adverse developments involving, construction defect claims; the impact of claims related to exposure to potentially harmful products or substances, including, but not limited to, lead paint, silica and other potentially harmful substances; adverse changes in loss cost trends, including inflationary pressures in medical costs and auto and building repair costs; the effects of corporate bankruptcies on surety bond claims; adverse developments relating to the cost and/or availability of reinsurance, the credit quality and liquidity of reinsurers and the Company’s ability to collect reinsurance on a timely basis or at all; the ability of the Company’s subsidiaries to pay dividends to us; adverse developments in legal proceedings; judicial expansion of policy coverage and the impact of new theories of liability; the impact of legislative and other governmental actions, including, but not limited to, federal and state legislation related to asbestos liability reform, terrorism insurance and reinsurance (such as the extension of or replacement for the Terrorism Risk Insurance Extension Act of 2005) and governmental actions regarding the compensation of brokers and agents; the impact of well-publicized governmental investigations of certain industry practices, including with respect to business practices between insurers, including the Company, and brokers and the purchase and sale by insurers, including the Company, of finite, or non-traditional, insurance products; the performance of the Company’s investment portfolios, which could be adversely impacted by adverse developments in U.S. and global financial markets, interest rates and rates of inflation; weakening U.S. and global economic conditions; larger than expected assessments for guaranty funds and mandatory pooling arrangements; a downgrade in the Company’s claims-paying and financial strength ratings; the loss or significant restriction on the Company’s ability to use credit scoring in the pricing and underwriting of Personal policies; and changes to the regulatory capital requirements.

The Company’s forward-looking statements speak only as of the date of this press release or as of the date they are made, and the Company undertakes no obligation to update its forward-looking statements.

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Summary of Financial Information

On April 1, 2004, Travelers Property Casualty Corp. (“Travelers”) completed its previously announced merger into The St. Paul Companies, Inc. (“St. Paul”), forming The St. Paul Travelers Companies, Inc. (“St. Paul Travelers”).  Each share of Travelers class A and class B common stock was exchanged for 0.4334 of a share of St. Paul Travelers common stock, and the Travelers treasury stock was cancelled.  The number of shares and per share amounts for all periods presented have been restated to reflect the equivalent number of shares resulting from the exchange of Travelers common stock for St. Paul Travelers common stock due to the merger on April 1, 2004.

For accounting purposes, this transaction was accounted for as a reverse acquisition with Travelers treated as the accounting acquirer.  Accordingly, the transaction was accounted for as a purchase business combination, using Travelers historical financial information and applying fair value estimates to the acquired assets, liabilities and commitments of St. Paul as of April 1, 2004.  The results of St. Paul Travelers for the twelve months ended December 31, 2004 reflect only the accounts of Travelers for the three months ended March 31, 2004 and the consolidated accounts of St. Paul and Travelers for the nine months ended December 31, 2004.

	Three months ended December 31,		Twelve months ended December 31,
($ in millions, except per share amounts, and after-tax)	2005	2004	2005	2004

Operating income	$151	$275	$2,026	$895
Net realized investment gains (losses)	27	(4)	35	(28)
Income from continuing operations	178	271	2,061	867
Discontinued operations	1	32	(439)	88
Net income	$179	$303	$1,622	$955

Basic earnings per share
Operating income	$0.22	$0.41	$2.99	$1.46
Net realized investment gains (losses)	0.04	(0.01)	0.05	(0.04)
Income from continuing operations	0.26	0.40	3.04	1.42
Discontinued operations	—	0.05	(0.65)	0.14
Net income	$0.26	$0.45	$2.39	$1.56

Diluted earnings per share
Operating income	$0.22	$0.40	$2.90	$1.44
Net realized investment gains (losses)	0.04	—	0.05	(0.04)
Income from continuing operations	0.26	0.40	2.95	1.40
Discontinued operations	—	0.04	(0.62)	0.13
Net income	$0.26	$0.44	$2.33	$1.53

Weighted average number of common shares outstanding (basic)	688.3	666.8	676.3	608.3
Weighted average number of common shares outstanding and common stock equivalents (diluted)	694.1 (1)	708.6	712.8	628.3
Common shares outstanding at period end	693.4	670.3	693.4	670.3

Common stock dividends declared	$159.4	$147.5	$621.8	$523.2

Operating income (loss) by segment
Commercial	$(208)	$(184)	$756	$786
Specialty	155	132	679	(648)
Personal	249	378	775	939
Interest Expense and Other	(45)	(51)	(184)	(182)
	$151	$275	$2,026	$895

Operating return on equity	2.8%	5.5%	9.6%	5.0%
Continuing operations return on equity	3.2%	5.2%	9.5%	4.7%
Return on equity	3.2%	5.8%	7.5%	5.1%

(1)          The calculation of earnings per diluted share for the three months ended December 31, 2005 excluded the weighted average effects of the following securities convertible into the Company’s common shares because their effect was anti-dilutive: outstanding convertible preferred stock (3.8 million shares); zero coupon convertible notes (2.3 million shares); and convertible junior subordinated stock (16.7 million shares).

See Glossary of Financial Measures and the statistical supplement for additional financial data.

	Three months ended December 31,		Twelve months ended December 31,
($ in millions, pre-tax)	2005	2004	2005	2004

Revenues
Premiums	$5,136	$5,276	$20,341	$19,038
Net investment income	813	735	3,165	2,663
Fee income	159	177	664	706
Net realized investment gains (losses)	33	(3)	17	(39)
Other revenues	40	43	178	176
	$6,181	$6,228	$24,365	$22,544

Revenues by segment excluding net realized investment gains (losses)
Commercial	$2,769	$2,948	$11,202	$11,279
Specialty	1,672	1,665	6,560	5,177
Personal	1,707	1,613	6,581	6,113
Interest Expense and Other	—	5	5	14
	6,148	6,231	24,348	22,583
Net realized investment gains (losses)	33	(3)	17	(39)
	$6,181	$6,228	$24,365	$22,544

Gross written premiums
Commercial Core	$2,539	$2,624	$10,278	$9,689
Commercial Other	11	146	148	947
Total Commercial	2,550	2,770	10,426	10,636
Specialty	1,733	1,730	6,836	5,511
Personal	1,594	1,477	6,474	6,111
	$5,877	$5,977	$23,736	$22,258

Net written premiums
Commercial Core	$2,189	$2,102	$8,338	$7,805
Commercial Other	12	79	91	506
Total Commercial	2,201	2,181	8,429	8,311
Specialty	1,550	1,588	5,729	4,771
Personal	1,543	1,432	6,228	5,929
	$5,294	$5,201	$20,386	$19,011

GAAP combined ratios: (1)
Commercial (2)
Loss and loss adjustment expense ratio	110.2%	106.9%	83.6%	81.8%
Underwriting expense ratio	30.0	28.2	29.5	27.8
Combined ratio	140.2%	135.1%	113.1%	109.6%

Specialty (2)
Loss and loss adjustment expense ratio	64.7%	67.9%	64.6%	100.1%
Underwriting expense ratio	32.4	32.6	31.8	33.5
Combined ratio	97.1%	100.5%	96.4%	133.6%

Personal
Loss and loss adjustment expense ratio	56.4%	43.6%	62.2%	58.3%
Underwriting expense ratio	28.1	26.1	26.9	24.9
Combined ratio	84.5%	69.7%	89.1%	83.2%

Total Company (2)
Loss and loss adjustment expense ratio	81.0%	78.2%	71.9%	79.4%
Underwriting expense ratio	30.1	28.9	29.4	28.3
Combined ratio	111.1%	107.1%	101.3%	107.7%

(1)          For purposes of computing GAAP ratios, billing and policy fees (which are a component of other revenues) are allocated as a reduction of other underwriting expenses.  In addition, fee income is allocated as a reduction of losses and loss adjustment expenses and other underwriting expenses.

(2)          Before policyholder dividends.

See Glossary of Financial Measures and the statistical supplement for additional financial data.

	Three months ended December 31,		Twelve months ended December 31,
($ in millions; after tax except as noted)	2005	2004	2005	2004
Reconciliation of underwriting gain (loss) to net income

Pre-tax underwriting gain (loss)	$(612)	$(393)	$(389)	$(1,586)
Tax (expense) benefit on underwriting results	149	130	45	539
Underwriting gain (loss)	(463)	(263)	(344)	(1,047)
Net investment income	632	562	2,438	2,020
Other, including interest expense and minority interest	(18)	(24)	(68)	(78)
Consolidated operating income	151	275	2,026	895
Net realized investment gains (losses)	27	(4)	35	(28)
Income from continuing operations	178	271	2,061	867
Discontinued operations	1	32	(439)	88
Net income	$179	$303	$1,622	$955

See Glossary of Financial Measures and the statistical supplement for additional financial data.

Contacts

Media:	Institutional Investors:	Individual Investors:
Shane Boyd	Michael Connelly	Marc Parr
651.310.3846, or	860.277.1507, or	860.277.0779
Marlene Ibsen	David Schlosberg
860.277.9039, or	212.588.8412
Joan Palm
651.310.2685

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